Exhibit 99.1

Ault Disruptive Technologies Corporation Announces Acceptance of Compliance Plan by NYSE American

LAS VEGAS--(BUSINESS WIRE) – October 3, 2023 –Ault Disruptive Technologies Corporation, a special purpose acquisition company (the “Company”), today announced that the NYSE American (the “Exchange”) has accepted the Company’s business plan to regain compliance with the Exchange’s continued listing standards as set forth in Sections 1003(b)(i)(A) and (B) of the NYSE American Company Guide (the “Company Guide”).

As previously reported, on July 21, 2023, the Company received notification (the “Letter”) from the Exchange that it was not in compliance with the continued listing standards set forth in the Company Guide. Specifically, the Letter indicated that the Company was not in compliance with Sections 1003(b)(i)(A) and 1003(b)(i)(B) of the Company Guide, which requires a listed company to maintain a minimum of 200,000 shares publicly held and a minimum of 300 public stockholders on a continuous basis, respectively. The Company submitted a plan of compliance (the “Plan”) to the Exchange on August 18, 2023, addressing how the Company intends to regain compliance with these requirements by December 20, 2024.

On September 27, 2023, the Company received notice from the Exchange that it had accepted the Plan and granted a plan period through December 20, 2024, to regain compliance with the continued listing standards. If the Company is not in compliance with the continued listing standards by that date or if the Company does not make progress consistent with the Plan during the plan period, the Exchange may commence delisting procedures.

About Ault Disruptive Technologies Corporation

Ault Disruptive Technologies Corporation, a Delaware corporation, is a blank check company incorporated in February 2021 whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as our initial business combination.

While we may pursue an initial business combination opportunity in any business, industry, sector or geographical location, we intend to focus on opportunities to acquire companies with innovative and emerging technologies, products or services that have the potential to transform major industries and radically impact society. We intend to acquire a target business or businesses with disruptive technologies that our management team believes can achieve mainstream adoption and create opportunities for long-term appreciation in value.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements." Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's annual report on Form 10-K filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Ault Disruptive Technologies Corporation

ir@aultdisruptive.com